Exhibit 99.1

Colorado Goldfields Announces Memorandum of Understanding Relating to the San Juan County, Colorado Optioned Properties

Lakewood, CO — (MARKET WIRE) – June 5, 2008 — Colorado Goldfields Inc. (OTCBB: CGFI) (the “Company”) announced today that it intends to revise its capital structure and has entered into a Memorandum of Understanding improving its position in the Option Agreement with respect to the mining properties located in San Juan County, Colorado.

As previously reported in our press release and filings with the Securities and Exchange Commission, in June 2007, we entered into an option agreement (“Option Agreement”) with Todd C. Hennis and San Juan Corp., a company controlled by Mr. Hennis (collectively the “Optionors”), whereby we were granted the exclusive right and option to acquire up to an 80% undivided right, title and interest in certain mining properties located in San Juan County Colorado. These properties consist of 44 patented and 13 unpatented mining claims in the Gold King and Mogul Mine properties, and a 70% undivided interest in 19 patented mining claims in the Mayflower Mine. We refer to these claims as the “San Juan Properties” throughout this Press Release. In connection with that transaction, Mr. Hennis became our President, Chief Executive Officer and Director.

On June 3, 2008, we entered into a Memorandum of Understanding with Mr. Hennis and San Juan Corp. pursuant to which the parties have outlined certain proposed amendments to the Option Agreement and to the terms of Mr. Hennis’ Employment Agreement. Highlights of the proposed changes, which are subject to completion of definitive amendments to the agreements, are as follows:

1.     Mr. Hennis, who currently owns 39,500,000 shares of our outstanding common stock will cancel 32,000,000 of such shares so that upon execution of the definitive amendments to the agreements, he will then hold 7,500,000 shares.

2.     The exercise terms of the Option Agreement are to be modified as follows:

(a)
Our ability to acquire an initial ownership interest in the San Juan Properties will be accelerated. Specifically, we will be vested in an undivided 15% ownership interest in the San Juan Properties immediately upon execution and release of the definitive amendments and filing of a Quit Claim Deed with the San Juan County Clerk and Recorder. Under the original terms of the Option Agreement, an undivided 40% ownership interest in the San Juan Properties was to vest only after we had incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures were incurred within five years from the date of the Option Agreement.

(b)
The expenditures that we are required to make in order to acquire an undivided 40% ownership interest in the San Juan Properties has decreased. As revised, we will earn an additional undivided 25% ownership interest (for a cumulative ownership interest of 40%) once (i) we have incurred expenditures of not less than $3,000,000 on the San Juan Properties, provided that such expenditures are incurred within 7.5 years from the date of the Option Agreement, and (ii) we issue 2,500,000 shares of our common stock to the Optionors. As indicated above, as originally agreed, we had to expend not less than $6,000,000 in order to acquire an undivided 40% ownership interest in the San Juan Properties. Thus, our expenditure requirements needed to acquire a 40% ownership interest have been reduced by half. However, under the original terms of the Option Agreement, if the initial 40% ownership interest had been acquired following our expenditures of not less than $6,000,000, then an additional undivided 20% ownership interest in the San Juan Properties was to vest when: (i) we had incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures were incurred within 7.5 years from the date of the Option Agreement, and (ii) we issued 10,000,000 shares of our common stock to the Optionors. The Memorandum of Understanding contemplates the elimination of these provisions.

(c)
The expenditures that we are required to make and the number of shares of our common stock we are required to issue in order to acquire an undivided 80% ownership interest in the San Juan Properties has also decreased. As revised, we will earn an additional undivided 40% ownership interest (for a cumulative interest of 80%) once (i) we have incurred expenditures of an additional $7,000,000 on the San Juan Properties, provided that such expenditures are incurred within 10 years from the date of the Option Agreement, and (ii) we issue 5,000,000 shares of our common stock to the Optionors. As originally agreed upon, an additional undivided 20% ownership interest (for a cumulative interest of 80%) in the San Juan Properties was to vest when: (i) we had incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures were incurred within 10 years from the date of the Option Agreement, and (ii) we issued an additional 10,000,000 shares of our common stock to the Optionors. Thus, as revised, we will have the option to acquire an undivided 80% ownership interest once we have incurred expenditures of not less than $10,000,000 and issued 7,500,000 shares of our common stock, rather than the $13,000,000 in expenditures and 20,000,000 shares of common stock the Option Agreement originally required.

(d)	The cash payment to the Optionors due on or about June 17, 2008 to keep the Option Agreement in good standing will be increased from $100,000 to $150,000.

(e)	The cash payment to the Optionors due on or about June 17, 2009 to keep the Option Agreement in good standing will be increased from $200,000 to $250,000.

(f)	Mr. Hennis will be granted a 2% net smelter royalty on the San Juan Properties.

(g)
Mr. Hennis will be relieved of any liability to us if any known or unknown royalties are discovered on the San Juan Properties. However, any payments we make on acquiring known or unknown royalties will qualify as expenditures for purposes of vesting ownership interest in the San Juan Properties.

(h)
To the extent that Optionors and our company enter into a joint venture agreement regarding the San Juan Properties, we will attempt to assist Mr. Hennis, to the extent necessary, with raising his share of any joint venture expenditures subject to legal and regulatory limitations; provided, however, that such requirement to assist Mr. Hennis shall expire upon obtaining a bona fide pre-feasibility report on the San Juan Properties.

3.     Our Employment Agreement with Mr. Hennis will be modified to:

(a)	Increase his salary from $10,000 per month to $12,500 per month; and

(b)
Pay Mr. Hennis a bonus of 2,500,000 shares of our common stock and one year of salary in cash upon a change of control, merger transaction or in the event his employment is terminated for any reason other than for just cause.

4.     The San Juan Properties are subject to the following royalties: (i) 3.0% net smelter return royalty on Gold King Mine, (ii) 2.5% net profits interest on Gold King Mine, (iii) 2.0% net smelter return royalty on the Mayflower Group, (iv) 2.5% net profits interest in the Mayflower Group, and (v) a 2% net smelter royalty on the Gold King Mine. We have secured an option which expires on November 21, 2008 to purchase these the first four royalties for $250,000. We have agreed to exercise our option to purchase these royalties.

5.     Our Chief Executive Officer, Vice President and directors currently hold options to purchase up to 1.2 million shares of our common stock at $0.70 per share, and one of our employees holds an option to purchase up to 250,000 shares at $0.60 per share. We intend to reprice these options to $0.35 per share subject to any pricing or other limitations contained in the 2008 Stock Incentive Plan.

6.     We issued 8,758,600 non-transferable common stock purchase warrants pursuant to a private placement completed in November 2007. Each warrant is exercisable to acquire one share of our common stock at $0.50 per share. We intend to reprice these warrants to $0.40 per share if the holders of such warrants agree to an acceleration clause which provides that in the event our common stock trades for 20 consecutive trading days at a price of $1.00 or higher, the warrant holders will then have 30 days within which to exercise the warrants. If not exercised within this 30 day period, the warrants will expire.

7.     We will indemnify Mr. Hennis, with respect to any present and future environmental liability he may incur due to water discharge from the San Juan Properties.

As noted in our filings with the Securities and Exchange Commission, we are an exploratory stage mining company, and as such we require additional capital in order to fund our exploration activities. The Memorandum of Understanding described above was agreed upon by us, Mr. Hennis and his corporation, San Juan Corp., in connection with restructuring the capitalization of our company and revising the Option Agreement in order to assist us with our capital raising efforts. Thus, the parties to the Memorandum of Understanding have agreed that upon agreement and execution of the necessary amendments to the Option Agreement, Employment Agreement with Mr. Hennis, and any other agreements or instruments necessary to carry out the intent of the Memorandum of Understanding (the “Definitive Agreements”), such Definitive Agreements will be placed in escrow, and will only become effective and delivered to the appropriate parties if we are successful in placing at least $3.0 million of our securities in a private placement pursuant to Regulation S of the Securities Act of 1933 by June 30, 2008. If this requirement is not met, the Definitive Agreements will be null and void.

Our Board of Directors has ratified the Memorandum of Understanding. However, the Definitive Agreements are also subject to the approval of our Board of Directors.

Colorado Goldfields Inc.

Todd C. Hennis, President

About Colorado Goldfields Inc. (OTCBB: CGFI) www.cologold.com
Colorado Goldfields is a Denver-based junior exploration and mining development company exploring for significant deposits of gold and silver. Our strategy involves a results-oriented approach towards exploration research, supported by a scaled expansion of field operations on carefully selected assets. Colorado Goldfields is focused on working in historic gold camps; on projects which have multiple deposit discovery potential and by utilizing leading edge exploration tools and modern geophysics techniques. Our business model in Colorado provides an outstanding combination of former producing properties with excellent exploration and production potential and a currently inactive, modern 500 to 700 ton per day capacity mill facility to allow for an attractive short-term production time frame.

Notice regarding forward-looking statements
This news release may contain forward-looking statements or information within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward- looking statements or information include statements regarding the expectations and beliefs of management. Forward-looking statements or information include, but are not limited to, statements or information with respect to known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to finalizing the necessary agreements and instruments necessary to carry out the intent of the Memorandum of Understanding discussed in this Press Release, obtaining financing to meet the requirements of the Memorandum of Understanding, meet the Company’s exploration program and operating costs during its exploratory stage, the interpretation of exploration results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations, accidents, equipment breakdowns, title matters, or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, regulatory restrictions, including the inability to obtain mining permits and environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees, and other risks and uncertainties, including those described under “Risk Factors” in the Company’s Annual Report on Form 10-KSB filed on December 27, 2007, and as amended on March 3, 2008, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect event or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws.

Contact Information:
Investor Relations
Brad Long
J & J Investor Relations, Inc.
blong@cologold.com
1-866-579-2434
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